Exhibit 99.2

Filed by Liberty Interactive Corporation pursuant to Rule 425 under the Securities Act of 1933 and deemed filed pursuant to
Rule 14a-6(b) of the Securities Exchange Act of 1934

Subject Company: Liberty Interactive Corporation
Commission File No.: 001-33982
1. Excerpts from Earnings Release
Highlights include: . . .

•	Filed S-4 with the SEC to create new Liberty Ventures tracking stock

“. . . We made progress in the creation of our new Liberty Ventures tracking stock and expect to have a shareholder vote in the third quarter.”

2. Excerpts from Slide Show
Highlights

•	Filed S-4 with the SEC to create new Liberty Ventures tracking stock

3. Excerpts from transcript of Earnings Call

Gregory B. Maffei, President & Chief Executive Officer

So onto the highlights . . . Notably, we also completed the initial S-4 filing with the SEC [to] create our new Liberty Ventures tracking stock.

Question & Answer Section

Barton Crockett, Lazard Capital Markets LLC

. . . I was wondering if you could give us a little bit more detail on the Trip and Expedia share sales . . . and where the cash will go in terms of the Ventures tracker or the Interactive tracker.

Gregory B. Maffei, President & Chief Executive Officer

. . . That money will all go into Ventures and really that doesn't change. These assets were previously attributed to Ventures and all we've done is effectively move from being an asset on the balance sheet to cash on the balance sheet.

David Gober, Morgan Stanley & Co. LLC

Okay. And for Greg, just wondering if you could give us an update on the investment activity at what will be Liberty Ventures. Are you actually investing incremental capital right now? Or are you going to hold off until the tracking stock structure is implemented? And if you are implemented - if you are investing capital today, what opportunities you're seeing?

Gregory B. Maffei, President & Chief Executive Officer

I guess first, we are attempting to invest capital. And I think we're indifferent as to whether Ventures has actually been yet - has been created or we're in the process of creating it. We're looking out with - to the best of our ability for investments that are attractive. Its, you know, candidly, a slow pace. Cash coming in has outweighed cash going out, particularly with the monetization of the Trip and Expedia stakes. We have made, as you know in the past, some green investments we call them. They're largely tax advantaged and I think we're looking for some more of those. We also continue to look at TMT and Internet related items where we don't think they necessarily fit particularly well in the other Liberty portfolios. But I - we have nothing of substance to announce today on any of those.

Matthew Harrigan, Wunderlich Securities, Inc.

. . . I don't think you spoke that much on the e-commerce businesses, but you're clearly getting grotesquely little value for those businesses in your stock price. Can you give us - I know you talked at one point about giving a little bit more granularity by business. And does it really make sense to keep that together? I mean, could the next move be decoupling the e-commerce businesses from LINTA in order to get a richer valuation?

Gregory B. Maffei, President & Chief Executive Officer

And as far as the second point I think we would tend to agree that the strong performance of the e-commerce companies is probably not reflected in the multiple of LINTA. One of the reasons obviously we're pursuing things like the Ventures tracker is to try and highlight better the . . . performances of QVC and those e-commerce companies. And while those e-commerce companies relative to the size of QVC are relatively small, I think it's fair to argue we don't think the . . . multiple's reflected . . . . Two things; we'll see what happens over time as we provide the greater clarity around the operating businesses and ventures. We'll always consider looking at another tracker if that doesn't work. No plans are [intended] but secondly to the degree that multiple seems low and doesn't reflect the performance of those businesses we'll try and take advantage of it with incremental share repurchase and if the market is willing to hand us the stock back at what we think is a relatively inexpensive price, we'll thank them and execute on a share repurchase.

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Forward Looking Statements
The foregoing press release, slide show and transcript include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential, future financial performance, the proposed creation of the Liberty Ventures tracking stock and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty and the satisfaction of the conditions to the proposed creation of the Liberty Ventures tracking stock. These forward looking statements speak only as of the date of the press release, slide show and transcript, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Forms 10-Q and 10-K, for additional information about Liberty and about the risks and uncertainties related to Liberty's business which may affect the statements made in this presentation.
Additional Information
Nothing in the foregoing press release, slide show or transcript shall constitute a solicitation to buy or an offer to sell shares of Liberty's proposed new tracking stock or Liberty's existing common stock. The offer and sale of shares of the proposed tracking stock will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement filed with the SEC, including the preliminary proxy statement/prospectus contained therein, because they contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.
Participants in a Solicitation
The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC (a preliminary filing of which has been made with the SEC).

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